                                         Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 8 Dated March 27, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $50,000,000

Price to Public:    100%         Proceeds to HFC:  100%

Issue Date:   March 30, 2000     Stated Maturity: March 30, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on March 28, 2000

Interest Rate Basis:     Treasury Rate.

Spread or Spread Multiplier:  Plus .53%  ( +53 basis points)

Interest Payment Dates: On the 30th of June, September, December and March of each year, commencing June 30, 2000, and the Stated Maturity.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: Weekly (the Tuesday of each week, except if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day).

Interest Determination Date: The day of the week in which the Interest Reset Date falls on which day Treasury bills are normally auctioned; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the Interest Determination Date will be such preceding Friday.

Index Maturity:  Three months.

Agent:    Not Applicable.

Agent's Discount or Commission:    Not Applicable.